Exhibit 99.1

FOR IMMEDIATE RELEASE
October 29, 2009

Contact:
John B. Woodlief
Vice President – Finance
and Chief Financial Officer
704-372-5404

Ruddick Corporation Reports Fiscal 2009 Results

CHARLOTTE, N.C.—October 29, 2009--Ruddick Corporation (NYSE:RDK) (the “Company”) today reported that consolidated sales for fiscal 2009 increased by 2.1% to $4.08 billion from $3.99 billion in fiscal 2008. Consolidated sales for the fiscal fourth quarter ended September 27, 2009 increased by 2.1% to $1.05 billion from $1.03 billion in the fourth quarter of fiscal 2008. The increase in consolidated sales for the year and quarter was attributable to sales increases at Harris Teeter, the Company’s supermarket subsidiary, that were partially offset by sales declines at American & Efird (“A&E”), the Company’s sewing thread and technical textiles subsidiary.

The Company reported that consolidated net income for fiscal 2009 was $86.0 million, or $1.78 per diluted share, as compared to $96.8 million, or $2.00 per diluted share reported for fiscal 2008. For the fiscal fourth quarter ended September 27, 2009, consolidated net income was $23.6 million, or $0.49 per diluted share, as compared to $24.8 million, or $0.51 per diluted share, in the fourth quarter of fiscal 2008.

Fiscal 2009 results include non-cash charges totaling $9.9 million ($6.1 million after tax benefits, or $0.13 per diluted share) related to goodwill and long-lived asset impairments recognized by A&E in the third quarter of fiscal 2009. As previously disclosed, the impairment charges related to A&E’s U.S. operations and consisted of $7.7 million for the write-off of all of the goodwill associated with acquisitions made in 1995 and 1996 and $2.2 million for the write-down of long-lived assets.

Consolidated net income for fiscal 2009 decreased from fiscal 2008 as a result of the non-cash charges discussed above, operating losses at A&E and a decrease in operating profit at Harris Teeter as compared to the prior year. The decrease in consolidated net income for the year was partially offset by the previously disclosed adjustment recorded in the second quarter of fiscal 2009 that reduced income taxes by approximately $1.6 million for the reversal of valuation allowances associated with foreign tax credits and reduced interest expense in fiscal 2009.

Operating profit for both subsidiaries improved in the fourth quarter of fiscal 2009 over the fourth quarter of fiscal 2008. Consolidated income before income taxes increased by $1.7 million in the fourth quarter of fiscal 2009 over the fourth quarter of fiscal 2008 due to operating profit increases of $807,000 at Harris Teeter and $805,000 at A&E, and reduced interest expense. The decrease in consolidated net income for the fourth quarter of fiscal 2009 over the prior year was due to an increased effective income tax rate in fiscal 2009, when compared to the prior year. As previously disclosed, income tax expense for fiscal 2008 included refund claims of approximately $2.4 million associated with A&E’s foreign operations.

Harris Teeter sales for fiscal 2009 increased by 4.4% to $3.83 billion from $3.66 billion in fiscal 2008. Sales for the fourth quarter of fiscal 2009 were $984.5 million, an increase of 3.8% from the $948.8 million in the fourth quarter of fiscal 2008. The increase in sales for both the year and fiscal fourth quarter was attributable to incremental new stores and was partially offset by comparable store sales declines of 1.49% for the year and 2.44% for the fourth quarter. Comparable store sales were negatively impacted by retail price deflation and, to some extent, the cannibalization created by strategically opening stores in key major markets that have a close proximity to existing stores. In addition, Harris Teeter customers, in these economic times, are choosing our lower priced store branded products and reducing their purchases of more discretionary categories such as floral, tobacco, and certain general merchandise.

During fiscal 2009, Harris Teeter opened 15 new stores (including 2 replacements), closed 2 older stores and completed the major remodeling of 3 stores (1 of which was expanded in size). Harris Teeter operated 189 stores at September 27, 2009. Retail square footage increased by 8.7% in fiscal 2009, as compared to an increase of 8.5% in fiscal 2008.

Operating profit at Harris Teeter for fiscal 2009 decreased to $175.6 million (4.59% of sales) from $177.8 million (4.85% of sales) in fiscal 2008. However, operating profit for the fourth quarter of fiscal 2009 increased to $43.5 million (4.41% of sales) from $42.6 million (4.49% of sales) in the prior year period. Operating profit was impacted by new store pre-opening costs of $14.4 million (0.37% of sales) and $15.4 million (0.42% of sales) in fiscal 2009 and 2008, respectively. Pre-opening costs for the fiscal fourth quarter of 2009 and 2008 were $2.8 million (0.29% of sales) and $3.8 million (0.40% of sales), respectively. New store pre-opening costs fluctuate between reporting periods depending on the new store opening schedule and market location.

The decrease in Harris Teeter’s operating profit for fiscal 2009 resulted primarily from retail price deflation and promotional price investments made to enhance the overall value we provide to our customers. The sales increases, along with a continued emphasis on operational efficiencies and cost controls, have provided the leverage to partially offset the additional costs associated with Harris Teeter’s increased promotional activity and increased credit and debit card fees, and other occupancy costs.

Thomas W. Dickson, Chairman of the Board, President and Chief Executive Officer of Ruddick Corporation stated, “I am encouraged by the refinements we are making to our merchandising strategies during these times of economic uncertainty and constantly changing consumer shopping behavior. We made investments in promotional activity, as well as price, to drive customer shopping visits and loyalty, while remaining focused on enhancing the overall value we deliver to our customers. We delivered positive comparable store customer shopping visits and items sold in the fourth quarter. Additionally, our customer loyalty data indicates that the number of active households increased by 3.31% per comparable store during the fourth quarter of fiscal 2009. A significant portion of our promotional activity investment was offset by operational efficiencies and cost saving initiatives throughout the organization. As a result, selling, general and administrative costs as a percent of sales decreased to 25.97% for fiscal 2009, as compared to 26.22% in fiscal 2008. We remain focused on the customer and meeting their needs, while delivering the quality, value and customer service they have come to expect from us.”

A&E sales for fiscal 2009 were $250.8 million, as compared to $327.6 million in fiscal 2008 and were $63.5 million in the fourth quarter of fiscal 2009, as compared to $77.7 million in the fourth quarter of fiscal 2008. Foreign sales accounted for approximately 55% of A&E sales in both fiscal 2009 and fiscal 2008.

A&E recorded an operating loss of $14.6 million in fiscal 2009, as compared to an operating profit of $2.3 million in fiscal 2008. For the fourth quarter ended September 27, 2009, A&E realized operating profit of $1.3 million, as compared to operating profit of $0.5 million in the fourth quarter of fiscal 2008. As discussed above, the operating loss for the year included non-cash impairment charges of $9.9 million. Management continues to rationalize A&E’s operations in the Americas and focus on providing best-in-class service to its customers.

Dickson said, “A&E experienced significant sales declines during fiscal 2009 as a result of the serious economic conditions facing A&E’s customers in the apparel and non-apparel markets, including the automotive segment. For the year, all geographic areas of A&E’s operations, including Asia, experienced weak business conditions as a result of poor retail sales on a global basis. However, the accomplishments made in expense reduction, and overall improved sales and operating profit in Asia, enabled A&E to realize a significant increase in operating profit during the fourth quarter of fiscal 2009 over the fourth quarter of fiscal 2008. A&E’s operating results are not indicative of the progress that has been made in becoming more Asian centric due to the fact that increased sales and improved operating profit of our consolidated Asian operations realized during the fourth quarter of fiscal 2009 have been offset by weakness in the U.S. and other operating areas outside of Asia. In addition, A&E has minority interests in certain Asian operations that are not consolidated with A&E’s reported sales, but have substantial sales and good operating results. We will also continue to evaluate A&E's structure to best position A&E to take advantage of opportunities available through its enhanced international operations.”

Capital expenditures for the consolidated Ruddick Corporation for fiscal 2009 totaled $209.2 million and depreciation and amortization totaled $125.5 million. Total capital expenditures for the year ended September 27, 2009, were comprised of $206.7 million for Harris Teeter and $2.5 million for A&E. In connection with the development of certain of its new stores, Harris Teeter invested an additional $7.6 million which was effectively offset by $7.5 million received from property investment sales and partnership returns during fiscal 2009. As previously disclosed, A&E invested another $8.7 million for an additional 14% ownership interest in Vardhman Yarns and Threads Limited located in India and an additional $0.7 million in its joint venture in Brazil during fiscal 2009.

Harris Teeter’s strong operating performance and financial position provides the flexibility to continue with its store development program for new and replacement stores along with the remodeling and expansion of existing stores. During fiscal 2010, Harris Teeter plans to open 13 new stores (2 of which will be replacements for existing stores) and complete 2 major remodels (1 of which will be expanded in size). The new store development program for fiscal 2010 is expected to result in a 6.8% increase in retail square footage as compared to an 8.7% increase in fiscal 2009. The Company routinely evaluates its existing store operations in regards to its overall business strategy and from time to time will close or divest underperforming stores.

Harris Teeter’s capital expenditure plans entail the continued expansion of its existing markets, including the Washington, D.C. metro market area which incorporates northern Virginia, the District of Columbia, southern Maryland and coastal Delaware. As previously disclosed, Harris Teeter has reduced or delayed the number of new store openings originally planned for fiscal 2010 and beyond due to the current economic environment. Real estate development by its nature is both unpredictable and subject to external factors including weather, construction schedules and costs. Any change in the amount and timing of new store development would impact the expected capital expenditures, sales and operating results.

Fiscal 2010 consolidated capital expenditures are planned to total approximately $155 million, consisting of $150 million for Harris Teeter and $5 million for A&E. Such capital investment is expected to be financed by internally generated funds, liquid assets and borrowings under the Company’s revolving line of credit. Management believes that the Company’s revolving line of credit provides sufficient liquidity for what management expects the Company will require through the expiration of the line of credit in December 2012.

The Company’s management remains cautious in its expectations for fiscal 2010 due to the current economic environment and its impact on the Company’s customers. The Company will continue to refine its merchandising strategies to respond to the changing shopping demands as a result of the challenging economic environment. The retail grocery market remains intensely competitive and the textile and apparel environment faces additional challenges during this recessionary period. Any operating improvement will be dependent on the Company’s ability to continue to increase Harris Teeter’s market share, rationalize A&E’s operations, offset increased operating costs with additional operating efficiencies, and to effectively execute the Company’s strategic expansion plans.

This news release may contain forward-looking statements that involve uncertainties. A discussion of various important factors that could cause results to differ materially from those expressed in such forward-looking statements is shown in reports filed by the Company with the Securities and Exchange Commission and include: generally adverse economic and industry conditions; changes in the competitive environment; economic or political changes in countries where the Company operates; changes in federal, state or local regulations affecting the Company; the passage of future tax legislation, or any negative regulatory or judicial position which prevails; management's ability to predict the adequacy of the Company's liquidity to meet future requirements; volatility of financial and credit markets which would affect access to capital for the Company; changes in the Company's expansion plans and their effect on store openings, closings and other investments; the ability to predict the required contributions to the Company's pension and other retirement plans; the Company’s requirement to impair recorded goodwill and long-lived assets; the cost and availability of energy and raw materials; the continued solvency of third parties on leases the Company guarantees; the Company’s ability to recruit, train and retain effective employees; changes in labor and employer benefits costs, such as increased health care and other insurance costs; the Company’s ability to successfully integrate the operations of acquired businesses; the extent and speed of successful execution of strategic initiatives; and, unexpected outcomes of any legal proceedings arising in the normal course of business. Other factors not identified above could cause actual results to differ materially from those included, contemplated or implied by the forward-looking statements made in this news release.

Ruddick Corporation is a holding company with two primary operating subsidiaries: Harris Teeter, Inc., a leading regional supermarket chain with operations in eight states along the eastern seaboard and the District of Columbia, and American & Efird, Inc., one of the world’s largest global manufacturers and distributors of industrial sewing thread, embroidery thread and technical textiles.

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Selected information regarding Ruddick Corporation and its subsidiaries follows. For more information on Ruddick Corporation, visit our web site at: www.ruddickcorp.com.

RUDDICK CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	13 WEEKS ENDED		52 WEEKS ENDED
	September 27,	September 28,	September 27,	September 28,
	2009	2008	2009	2008
NET SALES
Harris Teeter	$984,461	$948,789	$3,827,005	$3,664,804
American & Efird	63,482	77,719	250,817	327,593
Total	1,047,943	1,026,508	4,077,822	3,992,397

COST OF SALES
Harris Teeter	691,425	655,767	2,657,564	2,525,947
American & Efird	50,093	62,088	202,901	258,003
Total	741,518	717,855	2,860,465	2,783,950

GROSS PROFIT
Harris Teeter	293,036	293,022	1,169,441	1,138,857
American & Efird	13,389	15,631	47,916	69,590
Total	306,425	308,653	1,217,357	1,208,447

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Harris Teeter	249,586	250,379	993,850	961,092
American & Efird	12,103	15,150	52,646	67,262
Corporate	1,684	1,499	6,119	6,308
Total	263,373	267,028	1,052,615	1,034,662

IMPAIRMENT CHARGES - A&E
Goodwill Impairment	-	-	7,654	-
Long-Lived Asset Impairments	-	-	2,237	-
Total	-	-	9,891	-

OPERATING PROFIT (LOSS)
Harris Teeter	43,450	42,643	175,591	177,765
American & Efird	1,286	481	(14,621)	2,328
Corporate	(1,684)	(1,499)	(6,119)	(6,308)
Total	43,052	41,625	154,851	173,785

OTHER EXPENSE (INCOME)
Interest expense	4,011	5,203	17,307	20,334
Interest income	(56)	(926)	(493)	(1,185)
Net investment loss (gains)	(92)	19	(746)	41
Minority interest	196	80	594	484
Total	4,059	4,376	16,662	19,674

INCOME BEFORE TAXES	38,993	37,249	138,189	154,111
INCOME TAXES	15,344	12,416	52,225	57,359
NET INCOME	$23,649	$24,833	$85,964	$96,752

NET INCOME PER SHARE:
Basic	$0.49	$0.52	$1.79	$2.02
Diluted	$0.49	$0.51	$1.78	$2.00

WEIGHTED AVERAGE NUMBER OF SHARES OF
COMMON STOCK OUTSTANDING:
Basic	48,004	47,814	47,964	47,824
Diluted	48,419	48,267	48,337	48,295

DIVIDENDS DECLARED PER SHARE - Common	$0.12	$0.12	$0.48	$0.48

RUDDICK CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)
(unaudited)

	September 27,	September 28,
	2009	2008
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$37,310	$29,759
Accounts Receivable, Net	80,146	91,528
Refundable Income Taxes	9,707	8,607
Inventories	310,271	312,589
Deferred Income Taxes	6,502	6,477
Prepaid Expenses and Other Current Assets	30,350	28,196
Total Current Assets	474,286	477,156
PROPERTY, NET	1,080,326	967,331
INVESTMENTS	156,434	143,902
DEFERRED INCOME TAXES	30,285	361
GOODWILL	515	8,169
INTANGIBLE ASSETS	23,754	26,355
OTHER LONG-TERM ASSETS	78,721	73,133

Total Assets	$1,844,321	$1,696,407

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Notes Payable	$7,056	$11,150
Current Portion of Long-Term Debt and Capital Lease Obligations	9,526	9,625
Accounts Payable	227,901	236,649
Dividends Payable	5,825	-
Deferred Income Taxes	68	347
Accrued Compensation	65,295	63,826
Other Current Liabilities	87,194	89,206
Total Current Liabilities	402,865	410,803

LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS	355,561	310,953
DEFERRED INCOME TAXES	580	10,877
PENSION LIABILITIES	168,060	44,306
OTHER LONG-TERM LIABILITIES	98,892	89,685
MINORITY INTEREST	6,184	5,948

SHAREHOLDERS' EQUITY:
Common Stock	89,878	83,252
Retained Earnings	830,236	767,562
Accumulated Other Comprehensive Income (Loss)	(107,935)	(26,979)
Total Shareholders' Equity	812,179	823,835

Total Liabilities and Shareholders' Equity	$1,844,321	$1,696,407

RUDDICK CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	52 WEEKS ENDED
	September 27,	September 28,
	2009	2008
CASH FLOW FROM OPERATING ACTIVITIES
Net Income	$85,964	$96,752
Non-Cash Items Included in Net Income
Depreciation and Amortization	125,487	114,405
Deferred Income Taxes	10,411	13,665
Net Gain on Sale of Property	(792)	(1,789)
Impairment Losses	9,891	-
Share-Based Compensation	5,722	5,376
Other, Net	(2,670)	1,832
Changes in Operating Accounts Providing (Utilizing) Cash
Accounts Receivable	11,470	1,552
Inventories	1,833	(16,853)
Prepaid Expenses and Other Current Assets	(6,769)	(3,464)
Accounts Payable	(9,196)	7,116
Other Current Liabilities	5,550	8,331
Other Long-Term Operating Accounts	(4,102)	(235)
Dividends Received from Non-Consolidated Subsidiaries	940	500
NET CASH PROVIDED BY OPERATING ACTIVITIES	233,739	227,188

INVESTING ACTIVITIES
Capital Expenditures	(209,203)	(199,500)
Purchase of Other Investments	(16,980)	(46,799)
Acquired Favorable Leases	-	(1,136)
Proceeds from Sale of Property	5,944	24,606
Return of Partnership Investments	3,152	129
Investments in Company-Owned Life Insurance	(702)	(1,879)
Other, Net	(996)	(1,647)
NET CASH USED IN INVESTING ACTIVITIES	(218,785)	(226,226)

FINANCING ACTIVITIES
Net (Payments on) Proceeds from Short-Term Debt Borrowings	(3,836)	865
Net Proceeds from (Payments on) Revolver Borrowings	23,900	(62,000)
Proceeds from Long-Term Debt Borrowings	1,652	100,371
Payments on Long-Term Debt and Capital Lease Obligations	(12,212)	(10,207)
Dividends Paid	(17,465)	(23,182)
Proceeds from Stock Issued	1,598	3,359
Share-Based Compensation Tax Benefits	482	1,917
Purchase and Retirement of Common Stock	-	(8,000)
Other, Net	(1,041)	(1,139)
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(6,922)	1,984

INCREASE IN CASH AND CASH EQUIVALENTS	8,032	2,946
EFFECT OF FOREIGN CURRENCY FLUCTUATIONS ON CASH	(481)	66
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	29,759	26,747
CASH AND CASH EQUIVALENTS AT END OF YEAR	$37,310	$29,759

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash Paid During the Year for:
Interest, Net of Amounts Capitalized	$17,360	$19,263
Income Taxes	43,588	46,072
Non-Cash Activity:
Assets Acquired Under Capital Leases	30,034	26,844

RUDDICK CORPORATION
OTHER STATISTICS
September 27, 2009
(dollars in millions)

				Consolidated
	Harris	American		Ruddick
	Teeter	& Efird	Corporate	Corporation
Depreciation and Amortization:
Fourth Fiscal Quarter	$28.9	$3.7	$0.1	$32.7
Fiscal Year to Date	109.8	15.6	0.1	125.5

Capital Expenditures:
Fourth Fiscal Quarter	$44.3	$0.6	$-	$44.9
Fiscal Year to Date	206.7	2.5	-	209.2

Purchase of Other Investment Assets:
Fourth Fiscal Quarter	$0.5	$-	$-	$0.5
Fiscal Year to Date	7.6	9.4	-	17.0

Harris Teeter Store Count:		Quarter		Year to Date
Beginning number of stores		186		176
Opened during the period		4		15
Closed during the period		(1)		(2)
Stores in operation at end of period		189		189

		Quarter		Year to Date
Harris Teeter Comparable Store Sales		-2.44%		-1.49%

Definition of Comparable Store Sales:
Comparable store sales are computed using corresponding calendar weeks to account for the occasional extra week included in a fiscal year. A new store must be in operation for 14 months before it enters into the calculation of comparable store sales. A closed store is removed from the calculation in the month in which its closure is announced. A new store opening within an approximate two-mile radius of an existing store that is to be closed upon the new store opening is included as a replacement store in the comparable store sales measure as if it were the same store. Sales increases resulting from existing comparable stores that are expanded in size are included in the calculations of comparable store sales, if the store remains open during the construction period.